EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                        OF CERTIFICATE OF INCORPORATION

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EXHIBIT 3.1

                                STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                          OF Y-TEL INTERNATIONAL, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Y-Tel International, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling the written consent of a majority entitled to vote of the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the paragraph one thereof so that, as amended, said paragraph shall be and read as follows: The name of the Corporation is NexHorizon Communications, Inc.

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing paragraph four so that, as amended, said paragraph shall be and read as follows: This paragraph is hereby amended by adding as follows: Each share of issued and outstanding common stock as of January 29, 2007, is reverse split on a one to 8.5 basis such that each old share represents 1/8.5 of a new share. A surrender of the old share certificate is required to be made by each shareholder in order to receive a new certificate reflecting the reverse split except for those certificates held in "Street Name." The new split adjusted share certificates will be transmitted to the shareholders of record upon surrender of old certificates.

SECOND: That thereafter, the written consent of the stockholders holding a majority of the voting shares of said corporation was duly delivered in accordance with Section 228 of the General Corporation Law of the State of Delaware voting in favor of the amendments.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 18th day of January, 2007.

Y-TEL INTERNATIONAL, INC.


By:____________________________________
Authorized Officer
Title:____________________________________
Name: ____________________________________